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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 7, 2002

Fischer Imaging Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-19386	36-2756787
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
12300 N. Grant Street, Denver, CO		80241
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (303) 452-6800

None
(Former name or former address, if changed since last report)

Item 5. Other Events.

        On June 7, 2002, Fischer Imaging Corporation (the "Company") and Thermo Electron Corporation ("Thermo Electron") reached a settlement of patent-infringement litigation that the Company filed against Trex Medical and Hologic Inc. involving patents relating to the Company's Mammotest stereotactic breast-biopsy system. Trex Medical is a discontinued operation of Thermo Electron. In September 2000, Thermo Electron sold assets of Trex Medical to Hologic Inc., while retaining certain responsibilities for the ongoing patent litigation with the Company.

        Under the settlement, the Company received $25 million in cash from Trex Medical and will also receive $7.2 million relating to a paid-up license through the remaining term of the patents for the continued sale of the breast-biopsy system now being sold by Hologic. This license will be paid in equal annual installments over the next eight years. The Company will recognize the settlement over the original patent life of 17 years, resulting in a one- time gain of about $19.2 million and future annual license fees of about $1.9 million attributable to the remaining life of the underlying patents.

        Under this settlement, the Company will additionally dismiss litigation filed against Hologic in the U.S. District Court of Boston, as well as in courts in France and Germany. In general, the license granted to Hologic covers Hologic's current breast-biopsy system but does not necessarily extend to any new biopsy system that Hologic may market in the future.

        The settlement agreement, specifying the terms of the settlement and the license, is attached hereto as an exhibit and is incorporated herein by reference. The foregoing description of the settlement is qualified in its entirety by reference to such exhibit.

Item 7. Financial Statements and Exhibits.

Exhibit 10.1	Settlement Agreement among Fischer Imaging Corporation and Thermo Electron Corporation and Trex Medical Corporation, dated as of June 7, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISCHER IMAGING CORPORATION
Date: June 25, 2002	By:	/s/ RODNEY B. JOHNSON
	Name:	Rodney B. Johnson
	Title:	Vice President Finance, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Document Description
10.1	Settlement Agreement among Fischer Imaging Corporation and Thermo Electron Corporation and Trex Medical Corporation, dated as of June 7, 2002.

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  Item 5. Other Events.
  Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX